AGREEMENT OF SALE

                  THIS AGREEMENT OF SALE is dated as of November __, 1998 between KEYDOCROM, INC., a New Jersey corporation, with offices at 205 Main Street, P.O. Box 268, Chatham, New Jersey 07928 (the "Seller") and OHIO KEY I, INC. and OHIO KEY II, INC., both Florida corporations, 100 North Alexander Street, Mt. Dora, Florida 32757 ("Purchaser").

                  IN CONSIDERATION of the Purchase Price set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller agrees to sell and the Purchaser agrees to purchase the Property described below on and subject to the terms of this Agreement.

                  1. Property. Seller agrees to sell to Purchaser the property commonly known as the Palmer Inn, consisting of the following elements (collectively, the "Property"):

                  a. Land. This sale includes the real property located at 3499 Brunswick Pike (US Route 1, South) West Windsor Township, New Jersey and shown as Block 7, Lot 59 on the Official Tax Map of the Township of West Windsor and as more particularly described on Schedule A annexed hereto (the "Land").

                  b. Improvements. This sale includes the 105 room hotel building and other improvements situated on the Land (the "Improvements").

                  c. Personal Property. This sale includes the personal property owned and used by Seller in the operation of the Improvements and physically located on the Land or within the Improvements, including all of Seller's furniture, fixtures, equipment to the extent present on the Land or Improvements as of the date hereof and supplies and inventory to the extent present at Closing (the "Personal Property"). Seller agrees not to deplete the supplies or inventory except in the ordinary course of business. The Personal Property specifically excludes the items or categories of items listed on Schedule B. The Personal Property will be delivered in its "as is, where is" condition, without warranty of any kind, except as to title.

                  d. Contract Rights. This sale includes the rights of Seller in the Lease, the Service Contracts, and the Concession Agreement (each, as defined below).

                  e. Other Rights. This sale also includes all right, title and interest of Seller, if any, in and to (a) the land constituting any public street, road or avenue, opened or proposed, in front of or adjoining the Land,
(b) any award made or to be made in lieu thereof and any unpaid award for damages to the Land or the Improvements by reason of change of grade of any street, road or avenue, (c) any condemnation claim or award paid or payable with respect to the property interests to be conveyed hereunder, (d) all privileges appurtenant or related to the Land or the Improvements; and (e) any rights of Seller in the name "Palmer Inn" and to any phone numbers used by Seller in the operation of the business.

                  2. Purchase Price. Purchaser agrees to pay Seller a purchase price of SEVEN MILLION FIVE HUNDRED THOUSAND ($7,500,000.00) DOLLARS (the "Purchase Price"). The Purchase Price shall be paid as follows:

                  a. Deposit. Upon the signing of this Agreement, Purchaser shall pay a deposit of ONE HUNDRED THOUSAND ($100,000.00) DOLLARS (the "Deposit"). The Deposit shall be paid to Lawyers Title Insurance Corp. (the "Title Company"). The Deposit shall be held in escrow until Closing and passing of title or default by Purchaser, or returned to Purchaser if (a) any contingency in this Agreement is not satisfied or waived by the party benefitted within the time period specified, (b) Purchaser properly terminates this Agreement or (c) Seller defaults or is otherwise unable to deliver title to the Property under this Agreement. The Title Company's service as escrow agent is solely as an accommodation to the parties and no liability shall attach to or against the Title Company for its acts taken in good faith as long as it complies with the provisions of this Agreement. The Deposit shall be held in a segregated FDIC insured money market account and all interest or earnings thereon shall belong to the Purchaser except in the case of a breach by Purchaser.

                  b. Cash at Closing. At Closing (defined below), Purchaser shall pay TWO MILLION FOUR HUNDRED THOUSAND ($2,400,000.00) DOLLARS in immediately available funds.

                  c. Assumption of First Mortgage. At Closing, Purchaser shall assume Seller's obligations under the existing first mortgage (the "Existing Mortgage") held by PNC Bank ("PNC"), the outstanding principal balance of which will be THREE MILLION ONE HUNDRED NINETY THOUSAND FOUR HUNDRED AND TWELVE ($3,190,412.00) DOLLARS as of November 1, 1998, bearing interest at PNC's prime rate and being payable in equal monthly installments of principal in the amounts of $13,576.22 together with interest on the unpaid principal balance. The Purchaser will supply all necessary information and will pay all commercially reasonable application and other fees and expenses requested by PNC in connection with the transfer of the Property and Purchaser's assumption of the Existing Mortgage. The Purchaser shall indemnify and save the Seller and any guarantor of the Existing Mortgage harmless from and against any and all claims, damages, costs and expenses, including reasonable attorneys fees arising out of any default by Purchaser under the Existing Mortgage. The foregoing indemnity shall survive the Closing.

                  d. Purchase Money Second Mortgage. At Closing, Purchaser shall execute and deliver a promissory note in the form annexed hereto as Schedule C (the "Note"), secured by a second purchase money mortgage and assignment of leases, rents and profits upon the

Property, in the form annexed hereto as Schedule D (the "Second Mortgage"). The Note shall bear interest at the annual rate of seven and one-half (7 1/2%) percent for the first six (6) months of its term and at the annual rate of eight (8%) percent thereafter. The Note shall mature eighteen (18) months following the date of Closing. The amount of the Note shall be ONE MILLION EIGHT HUNDRED

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

AND NINE THOUSAND FIVE HUNDRED AND EIGHTY-EIGHT ($1,809,588.00) DOLLARS as such amount may be adjusted to reflect the actual principal balance of the Existing Mortgage at the time of Closing. The Second Mortgage shall also secure Purchaser's indemnity obligations to Seller and any guarantor of the Existing Mortgage arising under this Agreement.

                  3. Title. Seller will convey marketable title of record to the Property such as will be insurable at regular rates by the Title Company subject to easements, conditions and restrictions of record, if any and such items as a careful inspection and an accurate survey of the Property would reveal, provided none of the same would render title unmarketable or impair Purchaser's use of the Property as a hotel. Title shall be expressly subject to the following ("Permitted Exceptions"):

                  a. all present zoning, building, environmental and other laws, ordinance, codes, restrictions and regulations of all governmental authorities having jurisdiction;

                  b. that certain lease agreement dated August 11, 1987 (the "Lease") between Seller and Charlie Brown's of West Windsor, Inc. (the "Tenant") a copy of which is annexed hereto as Schedule E;

                  c. that certain hotel management agreement dated August 1, 1986 (the "Management Agreement") between Seller and The Boyle Company (the "Manager") a copy of which is annexed hereto as Schedule F;

                  d. those service contracts listed on Schedule G (the "Service Contracts");

                  e. that certain concession agreement dated September 19, 1997 between Seller, Tenant and Manager (the "Concession Agreement") a copy of which is annexed hereto as Schedule H;

                  f. current taxes or liens for taxes and assessments to the extent not yet due and payable;

                  g. the Existing Mortgage;

                  h. the items listed on Schedule I; and

                  i. that certain equipment lease dated as of December 7, 1994 between Mitel Financial Services, a Division of Mitel, Inc. ("Equipment Lessor") and Seller (the "Equipment Lease") relating to certain equipment described therein. A copy of the Equipment Lease is annexed hereto as Schedule J. Purchaser agrees to assume the Seller's obligations under the Equipment Lease and to use its best efforts to obtain the written consent of the Equipment Lessor prior to Closing.

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

                  Purchaser shall have the right to conduct a title examination at its cost and expense and to obtain a survey. If Purchaser obtains a survey, Purchaser shall have the survey certified to the Seller. If the title report or survey reveal title defects other than Permitted Exceptions ("Title Problems"), it shall immediately give Seller copies of the title report and survey together with written notice identifying the matters to be addressed before Closing. Seller shall not be required to bring any action or incur any expense, except for the payment of any encumbrance in a fixed or liquidated amount to correct any Title Problem. If Seller is unable in good faith to convey title as required under this Agreement, Purchaser, as its sole remedy, may terminate this Agreement, in which event the Title Company shall return the Deposit plus interest earned thereon to Purchaser.

                  4. Closing. The closing of the transfer of title to the Property (the "Closing") shall take place at 10 a.m. in the offices of [Schenck, Price, Smith & King, 10 Washington Street, Morristown, New Jersey] on the __th business day following satisfaction or waiver of all contingencies contained herein, but in no event later than December 1, 1998, WHICH TIME AND DATE IS OF THE ESSENCE OF THIS AGREEMENT. If Purchaser fails to close title on the date set for Closing, the parties agree to make all closing adjustments as of the scheduled date for Closing, and Purchaser further agrees to reimburse Seller for its insurance, tax, and interest on the Existing Mortgage and other costs of ownership of the Property such as described in Section 5 during the period between such date and the actual date of Closing. At Closing, Purchaser shall assume the Existing Mortgage, cause the delivery of the Deposit and deliver the balance of the cash portion of the Purchase Price, the Note and the Second Mortgage and Seller shall deliver the following items duly executed by Seller:

                  a. A Bargain and Sale Deed with Covenant against Grantor's Acts, in recordable form, containing a legal description in accordance with Schedule A.

                  b. A certified copy of its corporate resolutions authorizing this Agreement and the transactions contemplated hereby and a corporate affidavit of title.

                  c. A quitclaim Bill of Sale, without warranty of any kind except as to title, with respect to any Personal Property and an assignment without recourse of any manufacturer's warranties or Service Contracts owned by Seller and relating to any Personal Property or the Improvements.

                  d. An assignment and assumption agreement relating to the Lease and the Concession Agreement together with a letter directing the Tenant therein to make future rental and concession payments to Purchaser.

                  e. An assignment and assumption agreement relating to the Management Agreement.

                  f. An estoppel certificate from the tenant in accordance with
Section 4.01 of the Lease.

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

                  g. A certification of non-foreign status.

                  h. A letter of non-applicability issued by the New Jersey Department of Environmental Protection under the Industrial Site Recovery Act ("ISRA").

                  i. Any keys, existing plans, specifications, engineering drawings, manuals, service and maintenance logs, paid invoices and similar documents relating to the Improvements or Personal Property, to the extent within Seller's possession or control.

                  j. Certificates of inspection and registration with the Department of Community Affairs, certificate of occupancy, elevator inspection certificates and other similar governmental inspection certificates.

                  k. A non-disturbance agreement in favor of the Tenant.

                  l. An assignment of Seller's rights under the Equipment Lease, and any right of Seller to purchase the equipment covered by the Equipment Lease.

                  m. An assignment or other appropriate instrument of conveyance transferring rights set forth in Section 1e.

                  5. Adjustments. At Closing, the following items shall be apportioned between the parties as of 11:59 p.m. on the day preceding the date of Closing:

                  a. Real estate taxes, water and sewer assessments, if any, on the basis of the fiscal year for which assessed. If there is any refund or other benefit as a result of any appeal of taxes for 1998, the parties agree to apportion same as of the date of Closing, based upon their periods of ownership during that year.

                  b. Any water and sewer charges, according to a final reading, or if unmetered, prorated on the basis of the applicable billing period.

                  c. Prepaid charges, fees or escrows for transferable licenses, permits or applications which are transferred to Purchaser at Closing.

                  d. Fuel on the Property, if any, at current market prices.

                  e. Charges or fees under the Service Contracts or the Management Agreement.

                  f. Base rents, additional rents, other lease or occupancy payments, deposits received or receivable relating to the Lease, the Concession Agreement and the operation of the hotel business at the Property.

                  g. The parties agree that all deposits, if any, made by Seller as security under any public or private service or utility contract shall be credited to Seller if such amounts remain on deposit after the Closing for the benefit of Purchaser.

                  h. The annual fee associated with any permit or certificate for the 12 month period which has not expired as of the Closing.

                  i. Any other items normally adjusted between purchasers and sellers in such transactions. Any errors, omissions or estimations in computing apportionments at Closing, including any corrections to any payoff amounts owing on the Existing Mortgage, shall be corrected as soon as practicable thereafter. The provisions of this Section 5 shall survive the Closing.

                  6. Inspections. Purchaser shall have the right for fifteen
(15) days following the date hereof to have the Property inspected by a licensed engineer, architect, contractor, environmental consultant and/or other reasonably qualified experts of Purchaser's selection. If such inspections reveal any condition unsatisfactory to Purchaser affecting the structural integrity of the Improvements, or any unsatisfactory condition impairing the proper functioning of any building component or mechanical system, or any unsatisfactory environmental condition, any or all of which would require an expenditure of more than $50,000 to correct, Purchaser shall have the right to terminate this Agreement by simultaneously delivering to Seller a notice of termination and a copy of all inspection reports, including those specifying any unsatisfactory condition or environmental condition. In case of such termination by Purchaser, the Deposit and all interest shall be returned to Purchaser and neither party shall have any further right or liability hereunder. Notwithstanding the foregoing, Seller may negate Purchaser's notice of termination under this Section by notifying Purchaser in writing within 24 hours of receipt of the notice that Seller will (a) at its own cost and expense prior to Closing, or as soon thereafter as is reasonable, correct and remediate any such unsatisfactory condition by making all reasonably necessary structural and nonstructural repairs, or (b) allow to Purchaser's account at Closing such sums as are reasonably necessary to do so. Purchaser agrees to indemnify, save, defend and hold Seller harmless from any and all causes of action, claims, demands, losses, liabilities, judgments, costs and expenses (including reasonable attorney's fees) relating to any injury or death to person or damage to property resulting from Purchaser's investigation activities on the Property, or due to Purchaser's failure to comply with applicable law. Purchaser also agrees to restore the Property to its condition existing immediately prior to the investigations. Purchaser shall obtain and maintain in full force and effect at all times during the investigations a policy of public liability insurance in a minimum amount of $1,000,000 per occurrence (plus $3 million in excess coverage, with aggregate coverage of $4 million for all policy claims within the policy period). The policy shall name Seller as an additional insured and as loss payee and shall require the carrier to furnish 30 days advance written notice of reduction or cancellation of coverage to Seller. Purchaser shall furnish a certificate of insurance to Seller prior to entering the Property to conduct any investigations.

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

                  7. Financing. Purchaser's obligation to closing title hereunder is contingent upon the Purchaser's obtaining a written agreement from PNC permitting Purchaser to assume the Existing Mortgage without amendment of its rates or terms and consenting to the placement of the Second Mortgage on the Property. Purchaser agrees to pay all costs and fees required by PNC in order for it to consider permitting the assumption as well as any fees required by it for allowing the assumption. Seller agrees that it will not seek a release from PNC on behalf of Seller or any guarantor of the Existing Mortgage, but Seller shall not be obligated to increase the liability of Seller or any guarantor with regard to the Existing Mortgage. Purchaser shall provide the holder of the Existing Mortgage with personal guaranties of its principals to the extent required to secure a permitted assumption.

                  8. Environmental. Seller agrees that it will apply, diligently pursue and obtain and deliver at Closing a letter of non-applicability of ISRA. If, for any reason, Seller is unable to obtain a letter of non-applicability of ISRA by the Closing, Purchaser's sole and exclusive remedy shall be to terminate the Agreement and receive back the Deposit with interest.

                  9. Risk of Loss. The risk of loss, which shall not exceed the net proceeds of sale due to damage to the Property beyond ordinary wear and tear prior to the Closing shall be upon Seller. If the Property is damaged beyond normal wear and tear prior to Closing, the Seller may, at Seller's sole option,
(a) before Closing or as reasonably soon thereafter as is feasible, repair or remediate the damage to the satisfaction of any governmental authority having jurisdiction and the reasonable satisfaction of Purchaser, or (b) at Closing give Purchaser a credit against the Purchase Price in the amount of the estimated cost of such repair or remediation, or (c) if the loss was insured against, assign to Purchaser at Closing any insurance proceeds received or receivable by Seller on account of any damage. If Seller elects to repair the Property, all such repairs shall be completed within a reasonable period of time, allowing for the recovery of insurance proceeds and the obtaining of any required approvals. Any repairs made by Seller shall be done in a good and workmanlike manner, by reputable contractors.

                  10. Post-Closing Refinancing. Purchaser agrees that, immediately following the Closing, it shall make application for permanent financing of the Property in the amount of $5,000,000 and shall be obligated to accept any commitment letter for financing of $4,500,000 or more provided that the proposed loan has an amortization rate of 25 years, a term of at least 7 years and an interest rate of not greater than 8.5% (the "New Loan"). The proceeds of the New Loan shall be used to satisfy the Existing Mortgage and the Note. In the event that the proceeds of the New Loan are less than $5,000,000, Seller agrees to refinance the remaining principal balance of the Note (up to $500,000) with a new note (the "Replacement Note"). The Replacement Note shall be secured by a pledge of 100% of the capital stock of the Purchaser pursuant to a stock pledge and escrow agreement in form and substance reasonably acceptable to the Seller's counsel. The Replacement Note shall be convertible, at any time prior to repayment into shares of the Purchaser's capital stock having a value equal to the unpaid principal balance of the Replacement Note at the time of conversion, with the value to be established by independent appraisal at the Purchaser's expense. The Replacement Note shall bear interest at the greater of 8% per annum or 1% above the rate applicable to the New Loan. The Replacement Note shall have a three (3) year term and a ten (10) year amortization rate. In the event of a sale of the Property by Purchaser or a refinance of the New Loan, the Replacement Note shall become immediately due and payable. The Replacement Note shall be personally guaranteed by C. John Knorr, Jr. and James Barggren.

                  11. Brokerage. Purchaser and Seller respectively represent to each other that no broker has been involved in connection with any aspect of this sale other than CHK Realty Associates and The Lefferts Group, Inc. (collectively, the "Broker"), whose commissions shall be paid by Seller pursuant to a separate written agreement. Each party agrees to indemnify the other from and against any loss, damage or expenses arising from or relating to the sale of the Property (including litigation costs and reasonable attorney's fees) by reason of any claim for compensation or commission by any broker other than the Broker based upon an allegation of relations or negotiations between the claimant and the indemnitor inconsistent with the representations herein made. This representation, warranty and covenant shall survive the Closing or termination of this Agreement.

                  12. Notices. Any notices or other communications provided for hereunder may be given by the party or its attorney, shall be in writing and shall be either (a) hand-delivered or telecopied to the other party, (b) deposited with a nationwide, overnight courier delivery service for delivery to the other party at the address first set forth above or (c) mailed by certified mail, return receipt requested, postage prepaid to the other party at the address first set forth above. All notices shall be deemed to have been given either when hand-delivered or telecopied, 1 day after having been deposited with a nationwide, overnight courier delivery service or 2 days following the date of mailing. In order to be effective, copies of any notice having to do with the Deposit or other duties of the Title Company must be sent in the manner aforesaid to the Title Company at its address set forth on the signature page hereof.

                  13. Assessments. All assessments for public improvements which have been completed or initiated on or before the date of this Agreement are to be paid in full or allowed by Seller at the Closing. All other assessments shall be Purchaser's responsibility. Unconfirmed assessments or improvements, if any, shall be paid and allowed by the Seller on account of the Purchase Price if the improvement or work has been completed or initiated on or before the date of this Agreement. Seller represents to its knowledge that no unpaid assessments for public improvements are presently pending against the Property and that it knows of no unconfirmed assessments or improvements planned, completed or under construction as of the date hereof with respect to the Property. If Seller is responsible for unconfirmed assessments or improvements as above provided, Seller shall deposit such sums in escrow with the Title Company as in the reasonable estimation of the Title Company may be required to satisfy the unconfirmed assessments or improvements in full. However, Seller shall continue to remain liable in full for any deficiency which may arise if the escrowed amount proves insufficient. The Title Company shall pay such sums in discharge of the liability once the same becomes fixed and promptly refund any excess to Seller. The provisions of this Section shall survive the Closing.

                  14. Condemnation. Seller represents that it has not received any notice of taking or other notification of anticipated or pending condemnation proceedings affecting the Property. If proceedings to condemn the Property or any part thereof as would materially impair the use of the Property as a hotel commence before the Closing, then Purchaser shall have the right to terminate this Agreement, in which event Seller shall return to the Purchaser the Deposit together with all interest earned thereon. If Purchaser does not elect to terminate this Agreement or if the proceedings to condemn relate to a part of the Property as would not, in Purchaser's sole but reasonable judgment, materially impair the use of the Property as a hotel, then Purchaser shall purchase the Property, in which event at the Closing, Seller shall assign to Purchaser all of Seller's right, title and interest in and to any claim Seller may have or award or settlement Seller may be entitled to receive in the condemnation proceedings and credit Purchaser with the amount of any condemnation proceeds theretofore paid to or on behalf of Seller. If Purchaser purchases the Property as above provided and an award is rendered to or settlement reached by and paid to Seller before Closing, then the Purchase Price to be paid hereunder shall be reduced by the full amount thereof. Seller agrees to advise Purchaser in writing of any notice of taking or other notification of anticipated or pending condemnation proceedings promptly upon Seller's receipt of same and further agrees to permit Purchaser to participate in any such condemnation proceeding as a "contract purchaser" if this Agreement is not terminated.

                  15. Successors and Assigns. This Agreement shall inure to the benefit of and shall bind the parties hereto, their successors and permitted assigns. Purchaser may not assign this Agreement except to an entity under common control with Purchaser. In the event of any assignment, Purchaser shall remain directly liable, jointly and severally with the assignee under this Agreement and under the Note.

                  16. Recording. Purchaser may file a notice of settlement in relation to this Agreement but no copy of this Agreement or memorandum hereof shall be recorded by either party.


                  17. Limitation of Liability. If Seller is unable to close title under this Agreement, Seller's sole liability shall be to cause the return of the Deposit plus all interest earned thereon, and thereafter this Agreement shall be null and void and neither party shall have any further rights against the other.

                  18. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute the original hereof. If separately executed counterparts of this Agreement or its signature page(s) have been executed by and delivered to all parties hereto, or their counsel, they shall have the same effect as if the signatures were all on the same copy hereof.

                  19. Tax Deferred Exchange. Purchaser requests that this transfer be treated as an Internal Revenue Code Section 1031 Tax Deferred Exchange. The parties agree to cooperate in effecting the exchange in accordance with Section 1031 of the Internal Revenue Code, including execution of any documents that may be reasonably necessary to effect the exchange; provided that
(1) Purchaser shall bear all additional costs incurred in connection with the exchange; (2) Seller shall not be obligated to delay the Closing or execute any note, contract or other document providing for any personal liability which would survive the exchange.

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

                  IN WITNESS WHEREOF, the parties have executed or caused their authorized representatives to execute this Agreement as of the date first set forth above.

                                           KEYDOCROM, INC.


                                           By:  /s/ Robert Cronheim
                                                ----------------------------
                                                 ROBERT CRONHEIM, President


                                           OHIO KEY I, INC.


                                           By:   /s/  C. John Knorr, Jr.
                                                ----------------------------
                                                 C. JOHN KNORR, JR., President


                                           OHIO KEY II, INC.


                                           By:   /s/  C. John Knorr, Jr.
                                                ----------------------------
                                                 C. JOHN KNORR, JR., President


                                       10